Exhibit 99.1

Sino Agro Food, Inc. to Seek Quotation on NASDAQ OMX First North

GUANGZHOU, China, Oct. 15, 2012 /PRNewswire/ -- Sino Agro Food, Inc. (OTC BB: SIAF), an emerging integrated, diversified agriculture technology and organic food company with its principal operations located throughout the People’s Republic of China ("PRC"), is pleased to announce that it has taken preliminary steps to have its common shares quoted on NASDAQ OMX First North.

NASDAQ OMX First North is an alternative market, operated by the different exchanges within NASDAQ OMX. It does not have the legal status as an EU-regulated market.

Companies at First North are subject to the rules of First North and not the legal requirements for admission to trading on a regulated market. The risk in such an investment may be higher than on the main market.

Before trading in the shares can commence, an application must be submitted to the Exchange for approval. The Company is preparing to engage a Certified Adviser, as required by First North, to assist the Company in the application process. It is then the Certified Adviser that ensures that the company fulfills the requirements of NASDAQ OMX First North on a continuing basis.

Mr. Solomon Lee, Chief Executive Officer of the Company, stated, "We are taking steps to have our shares quoted on First North as a way to try and improve both value and liquidity for our shareholders. Having our shares quoted on First North will provide us with better exposure to European investors and funds. With the recent poor performance of Chinese companies trading on U.S. markets, we feel this move is in the best interests of our shareholders."

For more information on NASDAQ OMX First North please visit:

http://www.nasdaqomxnordic.com/firstnorth

ABOUT FIRST NORTH

First North is regulated as a multilateral trading facility, operated by the different exchanges within NASDAQ OMX Nordic. It does not have the legal status as an EU-regulated market. Companies at First North are subject to the rules of First North and not the legal requirements for admission to trading on a regulated market. The risk in such an investment may be higher than on the main market.

ABOUT NASDAQ OMX GROUP

The inventor of the electronic exchange, The NASDAQ OMX Group, Inc., fuels economies and provides transformative technologies for the entire lifecycle of a trade - from risk management to trade to surveillance to clearing. In the U.S. and Europe, we own and operate 24 markets, 3 clearinghouses and 5 central securities depositories supporting equities, options, fixed income, derivatives, commodities, futures and structured products. Able to process more than 1 million messages per second at sub-40 microsecond speeds with 99.999% uptime, our technology drives more than 70 marketplaces in 50 developed and emerging countries into the future, powering 1 in 10 of the world's securities transactions. Our award-winning data products and worldwide indexes are the benchmarks in the financial industry. Home to approximately 3,400 listed companies worth $6 trillion in market cap whose innovations shape our world, we give the ideas of tomorrow access to capital today. Welcome to where the world takes a big leap forward, daily. Welcome to the NASDAQ OMX Century. NASDAQ OMX Nordic and NASDAQ OMX Baltic are not legal entities but describe the common offering from NASDAQ OMX exchanges in Stockholm, Helsinki, Copenhagen, Iceland, Tallinn, Riga, and Vilnius. To learn more, visit www.nasdaqomx.com. Follow us on Facebook (http://www.facebook.com/NASDAQ) and Twitter (http://www.twitter.com/nasdaqomx). (Symbol: NDAQ and member of S&P 500)

ABOUT SINO AGRO FOOD, INC.

Sino Agro Food, Inc. ("SIAF") (http://www.sinoagrofood.com) is an integrated, diversified agricultural technology and organic food company focused on developing, producing and distributing agricultural products in the People’s Republic of China. The Company intends to focus on meeting the increasing demand of China's rising middle class for gourmet and high-quality food items. Current lines of business include the manufacture and distribution of beef and lamb products, fish products, bio-organic fertilizer, stock feed and cash crops.

Not a Broker/Dealer or Financial Advisor

Sino Agro Food, Inc. is not a Registered Broker/Dealer or a Financial Advisor, nor does it hold itself out to be a Registered Broker/Dealer or Financial Advisor. All material presented in this press release, on the Company's website or other media is not to be regarded as investment advice and is only for informative purposes. Readers should verify all claims and conduct their own due diligence before investing in Sino Agro Food, Inc.

Investing in small-cap, micro cap and penny stock securities is speculative and carries a high degree of risk.

No Offer of Securities

None of the information featured in this press release constitutes an offer or solicitation to purchase or to sell any securities of Sino Agro Food, Inc.

FORWARD LOOKING STATEMENTS

This release contains certain "forward-looking statements" relating to the business of SIAF and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "estimates," "believes," "anticipates," "intends," expects" and similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on SIAF's current expectations and beliefs concerning future developments and their potential effects on SIAF. There can be no assurance that future developments affecting SIAF will be those anticipated by SIAF. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. SIAF undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SOURCE Sino Agro Food, Inc.

Contacts

Sino Agro Food, Inc.

CEO Mr. Solomon Lee

Phone: 86-20-22057860

info@siafchina.com

Investor Relations (US and Europe)

Mr. Chad Sykes

Chad.Sykes@sinoagrofood.com